                           CERTIFICATE OF DESIGNATION

                                       OF

                 SERIES E CUMULATIVE CONVERTIBLE PREFERRED STOCK

                                ($.001 par value)

                            30,000 Shares Authorized

                                       OF

                           VENTURI TECHNOLOGIES, INC.

         Venturi Technologies, Inc., a Nevada corporation (the "Corporation"), pursuant to authority conferred on the Board of Directors of the Corporation by its Articles of Incorporation, as amended, and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes ("NRS"), certifies that the Board of Directors of the Corporation, at a meeting duly called and held pursuant to the NRS, duly adopted the following resolution providing for the establishment and issuance of a series of Preferred Stock to be designated as "Series E Cumulative Convertible Preferred Stock" as follows:

         RESOLVED, that, pursuant to the authority expressly granted and vested in the Board of Directors of this Corporation in accordance with the provisions of its Articles of Incorporation, as amended, a series of the preferred stock of the Corporation be and hereby is established, consisting of 30,000 shares, to be designated as "Series E Cumulative Convertible Preferred Stock" (the "Preferred Stock"); the Board of Directors be and hereby is authorized to issue such shares of Preferred Stock from time to time and for such consideration and on such terms as the Board of Directors shall determine; and subject to the limitations provided by law and by the Articles of Incorporation, as amended, the powers, designations, preferences and relative, participating, option or other special rights of, and the qualifications, limitations or restrictions upon, the Preferred Stock shall be as follows:

         Section 1.  Definitions.

         "Common Stock" means, collectively, the Corporation's common stock, par value $.001 per share.

         "Conversion Stock" means shares of the Corporation's Common Stock issued or issuable upon conversion of the Preferred Stock, whether or not a share of Preferred Stock is presently convertible; provided, that if there is a change such that the securities issuable upon conversion of the Preferred Stock are issued by an entity other than the Corporation or there is a change in the class of securities so issuable, then the term "Conversion Stock" shall mean one share of the


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

security issuable upon conversion of the Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

         "Junior Securities" means any of the Corporation's Common Stock.

         "Liquidation Value" of any Share, as defined in Section 2A hereof, as of any particular date shall be equal to $100.00.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "Pari Passu Securities" means the outstanding shares of the Corporation's Series A, Series B, Series C and Series D preferred stock.

         "Redemption Date" as to any Share means the date specified in the notice of any redemption at the Corporation's option or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

         Section 2.  Dividends.

         2A. General Obligation. When and as declared by the Corporation's Board of Directors and to the extent permitted under the NRS, the Corporation shall pay preferential dividends in cash to the holders of the Preferred Stock as provided in this Section. Except as otherwise provided herein, dividends on each share of the Preferred Stock shall accrue, whether or not declared or paid, on a daily basis at the rate of 6% per annum (computed on the basis of a year of 360 days for the actual number of days elapsed) of the sum of the Liquidation Value thereof plus all accrued and unpaid dividends thereon from and including the date of issuance of such share of Preferred Stock to and including the first to occur of (i) the date on which the Liquidation Value of such share of Preferred Stock (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation or the Redemption Price of such share of Preferred Stock (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the redemption of such share of Preferred Stock by the Corporation, (ii) the date on which such share of Preferred Stock is converted into shares of Conversion Stock hereunder, or
(iii) the date on which such share of Preferred Stock is otherwise acquired by the Corporation. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividend, distribution or payment may be made with respect to any Junior Securities. The Corporation shall not make any


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

dividend, distribution or payment with respect any Pari Passu Securities unless a ratable amount is paid toward any accrued and unpaid dividends on the Preferred Stock. The date on which the Corporation initially issues any share of Preferred Stock shall be deemed to be its "date of issuance" regardless of the number of times transfer of such share of Preferred Stock is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share of Preferred Stock.

         2B. Dividend Reference Date. All dividends which have accrued on the Preferred Stock shall be payable on March 1, June1, September 1 and December 1 of each year, beginning March 1, 2000 (collectively, the "Dividend Payment Dates").

         2C. Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Preferred Stock, such payment shall be distributed ratably among the holders thereof based upon the number of shares of Preferred Stock held by each such holder.

         2D. Payment of Stock Dividends. Notwithstanding any other provision of this Section 2, in the sole discretion of the holder, any dividends accruing on the Preferred Stock may be paid in lieu of cash dividends by the issuance of additional shares of Preferred Stock (including fractional shares) having an aggregate Liquidation Value at the time of such payment equal to the amount of the dividend to be paid; provided, that if the Corporation pays less than the total amount of dividends then accrued on the Preferred Stock in the form of additional shares, such payment in shares of Preferred Stock shall be made pro rata among the holders of Preferred Stock based upon the aggregate accrued but unpaid dividends on the Preferred Stock held by each such holder. If and when any Preferred Stock is issued under this paragraph 2D for the payment of accrued dividends, such Preferred Stock shall be deemed to be validly issued and outstanding and fully paid and nonassessable.

         2E. Participating Dividends. In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Preferred Stock at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Preferred Stock had all of the outstanding Preferred Stock been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

         Section 3.  Liquidation.

         Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Preferred Stock shall be entitled to be paid ratably together with the Pari Passu Securities, before any distribution or payment is made upon any Junior Securities, an


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

amount in cash equal to the aggregate Liquidation Value (plus all accrued and unpaid dividends) of all shares of Preferred Stock held by such holder. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of the Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 3, then the entire assets available to be distributed shall be distributed ratably among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Preferred Stock held by each such holder. Prior to the liquidation, dissolution or winding up of the Corporation, the Corporation shall declare for payment all accrued and unpaid dividends with respect to the Preferred Stock, but only to the extent of funds of the Corporation legally available for the payment of dividends. The Corporation shall mail written notice of such liquidation, dissolution or winding up, not less than 60 days prior to the payment date stated therein, to each record holder of Preferred Stock. Neither the consolidation or merger of the Corporation into or with any other entity or entities, nor the sale or transfer by the Corporation of less than substantially all of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section.

         Section 4.  Priority of Preferred Stock on Dividends and Redemptions.

         4A. No Payments With Respect to Junior Securities. So long as any Preferred Stock remains outstanding, without the prior written consent of the holders of two-thirds of the outstanding shares of Preferred Stock, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities. So long as any Preferred Stock remains outstanding, without the prior written consent of the holders of two-thirds of the outstanding shares of Preferred Stock, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Pari Passu Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Pari Passu Securities, unless a ratable redemption, purchase, dividend or distribution is made with respect to the Preferred Stock.

         4B. No Issuance of Senior or Pari Passu Securities. The Preferred Stock shall be senior to or on a parity with all other series of capital stock or other equity securities of the Corporation as to rights to dividends and payments upon liquidation, redemption or otherwise. For so long as any Preferred Stock remains outstanding, without the prior written consent of the holders of two-thirds of the outstanding shares of the Preferred Stock, the Corporation shall not amend its Articles of Incorporation or take any other action to approve or issue any capital stock (including increasing the number of authorized shares of Preferred Stock) of the Corporation that is senior or pari passu in right to the payment of dividends, payment upon liquidation, redemption or otherwise to the Preferred Stock. Additionally, so long as any Preferred Stock remains outstanding, without the prior written consent of the holders of two-thirds of the outstanding shares of Preferred Stock, the Corporation shall not amend its Articles of Incorporation or take any other


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

action that would alter the rights, preferences or privileges of the Preferred Stock as in effect on the date of the original issuance of the Preferred Stock.

         Section 5.  Redemption.

         5A. Optional Redemptions. The Corporation may at any time redeem all or any portion of Preferred Stock then outstanding. On any such redemption, the Corporation shall pay a price per Share equal to 125% of the Liquidation Value thereof, plus all accrued and unpaid dividends thereon, and all penalties which have accrued with respect to any of the Preferred Stock under this Designation and under the Purchase Agreement (the "Redemption Price"). On any such redemption, all shares of Preferred Stock shall immediately become convertible in full, notwithstanding any other provision of this Designation.

         5B. Redemption Payment. For each share of Preferred Stock which is to be redeemed, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such share of Preferred Stock) an amount in immediately available funds equal to the Redemption Price of such share of Preferred Stock. If the funds of the Corporation legally available for redemption of Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of shares of Preferred Stock ratably among the holders of the Preferred Stock to be redeemed based upon the aggregate Liquidation Value of Preferred Stock (plus all accrued and unpaid dividends thereon) held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds shall immediately be used to redeem the balance of the Preferred Stock which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed. Prior to any redemption of Preferred Stock, the Corporation shall declare for payment all accrued and unpaid dividends with respect to the shares of Preferred Stock which are to be redeemed, but only to the extent of funds of the Corporation legally available for the payment of dividends.

         5C. Notice of Redemption. The Corporation shall mail written notice of each redemption of any Preferred Stock to each record holder thereof not less than 30 days prior to the date on which such redemption is to be made. Irrespective of mailing any notice of redemption which relates to a redemption at the Corporation's option, the Corporation shall not become obligated to redeem the total number of shares Preferred Stock specified in such notice at the time of redemption specified therein if such notice contains conditions precedent which must be satisfied prior to redemption. In case fewer than the total number of shares of Preferred Stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares of Preferred Stock shall be issued to the holder thereof without cost to such holder within ten (10) business days after surrender of the certificate representing the redeemed shares of Preferred Stock.


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         5D. Determination of the Number of Each Holder's Shares to be
Redeemed. Except as otherwise provided herein, the number of shares of Preferred Stock to be redeemed from each holder thereof in redemptions hereunder shall be the number of shares determined by multiplying the total number of shares of Preferred Stock to be redeemed times a fraction, the numerator of which shall be the total number of shares of Preferred Stock then held by such holder and the denominator of which shall be the total number of shares of Preferred Stock then outstanding.

         5E. Dividends After Redemption Date. No share of Preferred Stock is entitled to any dividends accruing after the date on which the Redemption Price is paid to the holder thereof. On such date all rights of the holder of such share of Preferred Stock shall cease, and such share of Preferred Stock shall not be deemed to be outstanding.

         5F. Redeemed or Otherwise Acquired Shares. Any Preferred Stock which are redeemed or otherwise acquired by the Corporation shall be canceled, and shall be deemed to be undesignated authorized and unissued preferred shares.

         5G. Other Redemptions or Acquisitions. The Corporation shall not redeem or otherwise acquire any Preferred Stock, except as expressly authorized herein or pursuant to a purchase offer made pro-rata to all holders of Preferred Stock on the basis of the number of shares of Preferred Stock owned by each such holder.

         5H. Accrued Dividends Must be Paid Prior to Any Redemption. The Corporation may not, under an optional redemption, redeem any Preferred Stock, unless all dividends accrued on the outstanding Preferred Stock through the immediately preceding Dividend Reference Date have been paid in full.

         Section 6. Voting Rights. The holders of the Preferred Stock shall be entitled to notice of all stockholders' meetings, and except as otherwise required by applicable law or set forth below, the holders of the Preferred Stock shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Common Stock voting together as a single class with each share of Common Stock entitled to one vote per share and each share of Preferred Stock entitled to one vote for each share of Common Stock issuable upon conversion of such share of Preferred Stock as of the record date for such vote or, if no record date is specified, as of the date of such vote.

         Section 7.  Conversion.

         7A.  Conversion Procedure.

                  (i) During the time periods indicated in the table below, any holder of Preferred Stock may convert up to that percentage of the Preferred Stock indicated in the table below (including any fraction of a share) held by such holder into a number of shares of Conversion Stock


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computed by dividing (A) the product obtained by multiplying the number of
Shares to be converted by $100 and, by (B) the Conversion Price then in effect:

On or after the date of this Certificate of Designation                                    25%
On or after the date which is 30 days after the date of this Certificate of Designation    50%
On or after the date which is 60 days after the date of this Certificate of Designation    75%
On or after the date which is 90 days after the date of this Certificate of Designation   100%

                  (ii) Each conversion of Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Preferred Stock to be converted have been surrendered at the principal office of the Corporation. At such time as such conversion has been effected, the rights of the holder of such Preferred Stock as such holder shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

                  (iii) The conversion rights of any Share subject to redemption hereunder shall terminate on the Redemption Date for such Share unless the Corporation has failed to pay to the holder thereof the Redemption Price.

                  (iv) As soon as possible after a conversion has been effected (but in any event within two (2) business days in the case of subparagraph (a) below), the Corporation shall deliver to the converting holder:

                  (a) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

                  (b) payment in an amount equal to all accrued dividends with respect to each Share converted, which have not been paid prior thereto, provided, however, that such accrued dividends may, at the holder's option, be converted into an additional number of shares of Conversion Stock by dividing the amount of unpaid dividends by the Conversion Price; and

                  (c) a certificate representing any shares of Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

                  (v) If the Corporation is not permitted under applicable law to pay any portion of the accrued dividends on the Preferred Stock being converted, the Corporation may (i) pay such dividends to the converting holder as soon thereafter as funds of the Corporation are legally available for such payment or (ii) such portion of the unpaid dividends may, at the Corporation's


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option, be converted into an additional number of shares of Conversion Stock determined by dividing the amount of the unpaid dividends to be applied for such purpose, by the Conversion Price.

                  (vi) Upon conversion of each Share of Preferred Stock, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

                  (vii) The Corporation shall assist and cooperate with any holder of Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Preferred Stock hereunder (including, without limitation, making any filings required to be made by the Corporation).

                  (viii) If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph, be deliverable upon any conversion of the Preferred Stock, the Corporation, in lieu of delivering the fractional share therefor, shall round such fraction to the nearest whole share.

                  (ix) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Preferred Stock, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Preferred Stock. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

                  (x) If the shares of Conversion Stock issuable by reason of such conversion of Preferred Stock are convertible into or exchangeable for any other stock or securities of the Corporation, the Corporation shall, at the converting holder's option, upon surrender of the Shares to be converted by such holder as provided above together with any notice, statement or payment required to effect such conversion or exchange of Conversion Stock, deliver to such holder or as otherwise specified by such holder a certificate or certificates representing the stock or securities into which the shares of Conversion Stock issuable by reason of such conversion are so convertible or exchangeable, registered in such name or names and in such denomination or denominations as such holder has specified.

         7B. Conversion Price. As used herein, the term "Conversion Price" shall mean 80% of the the average of the three lowest daily bid prices for the Preferred Stock quoted on the NASDAQ Stock Market System or other market or system upon which reported or quoted during the 15 trading days preceding the date as of which such Conversion Price is being determined.


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         7C. Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under paragraph 7B, the following shall be applicable:

                  (i) Issuance of Rights or Options. If the Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (a) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (b) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options.

                  (ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (a) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (b) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities.

                  (iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such


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changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; provided that if such adjustment would result in an increase of the Conversion Price then in effect, such adjustment shall not be effective until 30 days after written notice thereof has been given by the Corporation to all holders of the Preferred Stock. For purposes of paragraph 7C, if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of the Preferred Stock are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Conversion Price hereunder to be increased.

                  (iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued; provided that if such expiration or termination would result in an increase in the Conversion Price then in effect, such increase shall not be effective until 30 days after written notice thereof has been given by the Corporation to all holders of the Preferred Stock. For purposes of paragraph 7C, the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of the Preferred Stock shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of the Preferred Stock.

                  (v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Conversion Price determined as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Corporation and the holders of two-thirds of the outstanding Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of two-thirds of the outstanding Preferred Stock. The determination


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

of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

                  (vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.01.

                  (vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

                  (viii) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

         7D. Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

         7E. Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an "Organic Change". Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of two-thirds of the Preferred Stock then outstanding) to insure that each of the holders of Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Preferred Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and


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

substance satisfactory to the holders of two-thirds of the Preferred Stock then outstanding) to insure that the provisions of this Section 7 and Sections 8 and 9 hereof shall thereafter be applicable to the Preferred Stock (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Preferred Stock, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the holders of two-thirds of the Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

         7F. Certain Events. If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Preferred Stock; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 7 or decrease the number of shares of Conversion Stock issuable upon conversion of each Share.

         7G.  Notices.

                  (i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

                  (ii) The Corporation shall give written notice to all holders of Preferred Stock at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

                  (iii) The Corporation shall also give written notice to the holders of Preferred Stock at least 20 days prior to the date on which any Organic Change shall take place.

         Section 8.  Liquidating Dividends.

         If the Corporation declares or pays a dividend upon the Common Stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles, consistently applied) except for a stock dividend


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

payable in shares of Common Stock (a "Liquidating Dividend"), then the Corporation shall pay to the holders of Preferred Stock at the time of payment thereof the Liquidating Dividends which would have been paid on the shares of Conversion Stock that would have been issued had such Preferred Stock been converted immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

         Section 9.  Purchase Rights.

         If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then each holder of Preferred Stock shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder's Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

         Section 10.  Events of Noncompliance.

         10A.  Definition. An Event of Noncompliance shall have occurred if:

                  (i) the Corporation fails to pay on any Dividend Payment Date the full amount of dividends then accrued on the Preferred Stock, whether or not such payments are legally permissible or are prohibited by any agreement to which the Corporation is subject;

                  (ii) the Corporation fails to make any redemption payment (whether following the giving of notice pursuant to paragraph 4C or otherwise) with respect to the Preferred Stock which it is required to make hereunder, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject;

                  (iii) the Corporation breaches or otherwise fails to perform or observe any material provision contained herein, in the Purchase Agreement or in the Related Documents (as defined in the Purchase Agreement) and (other than with respect to Section 8.1 or 8.2(l) of the Purchase Agreement, or Section 7 hereof, the breach of or failure to perform which shall result in an immediate Event of Noncompliance) such failure is not cured within fifteen (15) days after the occurrence thereof;

                  (iv) any representation or warranty contained in the Purchase Agreement or required to be furnished to any holder of Preferred Stock pursuant to the Purchase Agreement, or any information contained in writing required to be furnished by the Corporation or any Subsidiary to


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

any holder of Preferred Stock, is false or misleading in any material respect on the date made or furnished;

                  (v) the Corporation or any Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation or any Subsidiary bankrupt or insolvent; or any order for relief with respect to the Corporation or any Subsidiary is entered under the Federal Bankruptcy Code; or the Corporation or any Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any Subsidiary or of any substantial part of the assets of the Corporation or any Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of any Subsidiary) relating to the Corporation or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or the Corporation or any Subsidiary takes any action to authorize any of the foregoing; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any Subsidiary and either (a) the Corporation or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or
(b) such petition, application or proceeding is not dismissed within 60 days;

                  (vi) any material provision of the Purchase Agreement or any Related Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Corporation or any Governmental Authority or other regulatory body having jurisdiction over the Corporation, seeking to establish the invalidity or enforceability thereof, or the Corporation shall deny in writing that it has any liability or obligation purported to be created under the Purchase Agreement or any Related Document;

                  (vii) (A) any registration statement required to be filed and declared effective by the Corporation pursuant to the Purchase Agreement shall not become effective as provided in the Purchase Agreement or shall cease to be effective, (B) the Securities and Exchange Commission shall issue any stop order suspending the effectiveness under the Securities Act of any registration statement required to be filed and declared effective by the Corporation pursuant to the Purchase Agreement or any state securities commission suspends the qualification of the Registrable Securities covered thereby for offering or sale in any jurisdiction, (C) any proceeding for purposes of either (A) or (B) above is initiated, or (D) the Common Stock is suspended from trading on or the price for the Common Stock is not quoted or reported on the NASDAQ Stock Market System or the NASD's OTC Bulletin Board;

                  (viii) the Company at any time shall not have reserved and available authorized but unissued shares of Common Stock, solely for the purpose of issuance upon conversion of the Preferred Stock, in the number which would be issuable upon the conversion of all of the issued and outstanding Preferred Stock; or


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

                  (ix) the occurrence of a Material Adverse Change (as defined in the Purchase Agreement).

         10B.   Consequences of Events of Noncompliance.

                  (i) If an Event of Noncompliance (other than an Event of Noncompliance due to paragraph 10A(v)) has occurred and is continuing, (a) any holder of any shares of Preferred Stock then outstanding may demand (by written notice delivered to the Corporation), notwithstanding any other provision contained herein, (1) the immediate conversion of all or any shares of such holder's or holders' Preferred Stock at the applicable Conversion Price as of the date of such holder's notice or (2) the immediate redemption of all or any portion of the Preferred Stock owned by such holder or holders at a price per share equal to the Redemption Price as of the date of such holder's notice plus interest thereon at the rate of 3.5% per month or portion thereof from the date of the occurrence of an Event of Noncompliance until paid in full, and (b) the dividend rate on the Preferred Stock (including any Preferred Stock not redeemed or converted pursuant to (1) and (2) above) shall increase immediately by an increment of two percentage points. Thereafter, during the continuance of an Event of Noncompliance and until such time as no Event of Noncompliance exists, the dividend rate shall increase automatically at the end of each succeeding 90-day period by an additional increment of two percentage points (but in no event shall the dividend rate exceed 15%). Any increase of the dividend rate resulting from the operation of this subparagraph shall terminate as of the close of business on the date on which no Event of Noncompliance exists, subject to subsequent increases pursuant to this paragraph. The Corporation shall give prompt written notice of any holder's election for immediate conversion or redemption to the other holders of Preferred Stock (but in any event within five days after receipt of the initial demand for conversion or redemption), and each such other holder may demand immediate conversion or redemption of all or any portion of such holder's Preferred Stock by giving written notice thereof to the Corporation within seven days after receipt of the Corporation's notice. The Corporation shall convert or redeem all Preferred Stock as to which rights under this paragraph have been exercised within 5 days after receipt of the initial demand for conversion or redemption.

                  (ii) If an Event of Noncompliance of the type described in subparagraph 10A(v) has occurred, all of the Preferred Stock then outstanding shall be subject to immediate redemption by the Corporation (without any action on the part of the holders of the Preferred Stock) at a price per share equal to the Redemption Price on the date of the occurrence of the Event of Noncompliance plus interest thereon at the rate of 3.5% per month or portion thereof from the date of the occurrence of the Event of Noncompliance until paid in full. The Corporation shall immediately redeem all Preferred Stock upon the occurrence of such Event of Noncompliance.

                  (iii) If any Event of Noncompliance of the type described in subparagraph 10A(i) occurs, for each such occurrence of the failure to pay on any Dividend Payment Date the full amount of dividends then accrued on the Preferred Stock, whether or not such payments are legally permissible or are prohibited by any agreement to which the Corporation is subject, the Conversion

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

Price calculated at the time of conversion shall be reduced by $0.50 per share. In no event shall any Conversion Price adjustment hereunder be rescinded.

                  (iv) If any Event of Noncompliance of the type described in subparagraph 10A(ii) occurs the Conversion Price calculated at the time of conversion shall be reduced to 75% of the applicable Conversion Price in effect at the time of conversion immediately prior to such adjustment. Thereafter, for each succeeding 90-day period that the Event of Noncompliance continues following the initial Event of Noncompliance referred to above, the Conversion Price calculated at the time of conversion shall be reduced to 75% of the Conversion Price in effect at the time of conversion immediately prior to such adjustment. In no event shall any Conversion Price adjustment hereunder be rescinded.

         For example, assume that an Event of Noncompliance of the type described in subparagraph 10A(ii) has occurred and the Preferred Stock becomes immediately convertible. Then assume that one year prior to such Event of Noncompliance there had been a two-for-one stock split by the Corporation. Finally, assume that, pursuant to Section 7B(i), the Conversion Price prior to the stock split was $5.00. In this case, the Conversion Price of $5.00 would first be decreased pursuant to Section 7D from $5.00 to $2.50. Then the Conversion Price calculated at the time of conversion would be reduced to 75% of $2.50, or $1.875. If the Event of Noncompliance had existed for an additional 90 days following the initial Event of Noncompliance the Conversion Price at the time of conversion would be reduced to 75% of $1.875, or $1.40625. If the Event of Noncompliance had existed for an additional 90 days following the initial Event of Noncompliance the Conversion Price at the time of conversion would be further reduced to 75% of $1.40625, or $1.05469.

                  (v) If any Event of Noncompliance of the type described in subparagraph 10A(vi) occurs, for each such occurrence the Conversion Price calculated at the time of conversion shall be reduced by an amount equal to the quotient of (a) the amount of the judgment referred to in subparagraph 10A(vi) divided by (b) the number of shares of Common Stock Deemed Outstanding at the time of the Event of Noncompliance.

                  (vi) If any Event of Noncompliance of the type described in subparagraph 10A(viii) occurs, for each such occurrence the Company hereby covenants and agrees to issue or cause to be issued to the Purchaser on any such date and on every date which is 30 days or a multiple thereof after such date, until such Event of Noncompliance is cured, additional shares of Common Stock equal in number to 10% of the total number of shares of Common Stock issued or issuable upon conversion of all issued and outstanding Preferred Stock.

                  (vii) If any Event of Noncompliance exists, each holder of Preferred Stock shall also have any other rights which such holder is entitled to under the Purchase Agreement or any other contract or agreement and any other rights which such holder may have pursuant to applicable law.


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

                  (viii) Neither the Corporation nor holders of the Preferred Stock shall file any Tax Return (as defined in the Purchase Agreement) or take any position with any taxing authority treating a reduction in the Conversion Price pursuant to this Section 10B as a deemed dividend.

         10C. Right to Cure. Any breach, default in performance of any provision or Event of Noncompliance of the Purchase Agreement or any of the Related Documents which directly affects the Purchaser's ability to acquire the Preferred Shares and Warrants, convert the Preferred Shares, Exercise the Warrants or sell pursuant to a valid registration shall be interpreted in accordance with the terms of this Purchase Agreement or the Related Document. Any breach, default in performance of any provision or Event of Noncompliance of this Purchase Agreement or any of the Related Documents which does not directly affect the Purchaser's ability to acquire the Preferred Shares and Warrants, convert the Preferred Shares, Exercise the Warrants or sell pursuant to a valid registration shall be subject to written notice delivered to the Company and may be cured by the Company during the five (5) days after receipt of written notice of such breach, default or Event of Noncompliance.

         Section 11.  Registration of Transfer.

         The Corporation shall keep at its principal office a register for the registration of Preferred Stock. Subject to compliance with applicable securities laws, upon the surrender of any certificate representing Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the holder's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Preferred Stock represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Preferred Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Preferred Stock represented by the surrendered certificate. All transfers of Preferred Stock shall be subject to any restrictions imposed by applicable federal and state securities laws.

         Section 12.  Replacement.

         Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of any of the Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at the holder's expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Preferred Stock of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Preferred Stock


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

represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

         Section 13.  Amendment and Waiver.

         No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 10 hereof without the prior written consent of the holders of at least 51% of the Preferred Stock outstanding at the time such action is taken; provided that no such action shall change (a) the rate at which or the manner in which dividends on the Preferred Stock accrue or the times at which such dividends become payable or the amount payable on redemption of the Preferred Stock or the times at which redemption of Preferred Stock is to occur, without the prior written consent of the holders of at least 80% of the Preferred Stock then outstanding, (b) the Conversion Price of the Preferred Stock or the number of shares or class of stock into which the Preferred Stock is convertible, without the prior written consent of the holder of at least 80% of the Preferred Stock then outstanding or (c) the percentage required to approve any change described in clauses (a) and (b) above, without the prior written consent of the holders of at least 80% of the Preferred Stock then outstanding.

         Section 14.  Notices.

         Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

         IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Designation to be signed by its President and Secretary this ____ day of December, 1999.


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

                     CERTIFICATE OF PRESIDENT AND SECRETARY

KNOW ALL MEN BY THESE PRESENTS:

         That the undersigned John M. Hopkins, President of Venturi Technologies, Inc., a Nevada corporation (the "Corporation"), and Randy K. Johnson, Secretary of the Corporation, do hereby certify that the Articles of Incorporation for the Corporation provide that Series of preferred stock may be established by resolution of the Board of Directors, and that the above and foregoing Certificate of Designation of Preferences, Limitations and Relative Rights of said Corporation was duly and regularly adopted as such by a resolution of all of the members of the Board of Director of the Corporation on December 13th, 1999.

         Dated: December 13th, 1999.


                                       /s/ John M. Hopkins
                                       ------------------------------------
                                       John M. Hopkins, President


                                       /s/ Randy K. Johnson
                                       ------------------------------------
                                       Randy K. Johnson, Secretary


                                 ACKNOWLEDGMENT

STATE OF UTAH  )
               )ss:
COUNTY OF UTAH )


         On the 13th day of December, 1999, personally appeared before me John M. Hopkins, President of Venturi Technologies, Inc., personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is signed on the preceding document, and acknowledged to me that he signed it voluntarily for its stated purpose.


                                       /s/ Vickie F. Johnson
                                       ------------------------------------
                                       NOTARY PUBLIC


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

                                                                     Exhibit A


                          FORM OF NOTICE OF CONVERSION


Venturi Technologies,  Inc.
763 North 530 East
Orem Utah 84057

cc:  [Name of Transfer Agent]

         Re:  Series E Cumulative Convertible Preferred Stock

Gentlemen:

         The undersigned registered holder hereby elects to convert _____ [number] shares of Series E Cumulative Convertible Preferred Stock of the Corporation into shares of Common Stock, par value $.001 per share, of the Corporation pursuant to the Certificate of Designation for Series E Preferred Stock dated December ___, 1999.

         The number of shares of Common Stock to be issued to the undersigned is _____ shares, based on a conversion price of $___ per share.


         Date:
               -----------------       -----------------------------------------
                                       Authorized Signature of Registered Holder


                             CONFIRMATION OF RECEIPT
                             OF NOTICE OF CONVERSION
                           AND CONVERSION CALCULATION:

         Acknowledged:                 VENTURI TECHNOLOGIES, INC.

                                       By
                                         -----------------------------
                                       Name:
                                            --------------------------
                                       Title:
                                             -------------------------


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